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                                                                     EXHIBIT 5.1
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                 [Wilson Sonsini Goodrich & Rosati Letterhead]


                                  May 14, 2001


Tut Systems, Inc.
5964 W. Las Positas Blvd.
Pleasanton, California 94588

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about May 14, 2001 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,808,218 shares of Common Stock, par value $0.001 per share (the "Shares"), outstanding or reserved for issuance pursuant to the 1998 Stock Plan, the 1988 Employee Stock Purchase Plan and the 1999 Nonstatutory Stock Option Plan (together, the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

     It is our opinion that the Shares will be, when issued and sold in the manner referred to in the Plans, legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.

                                    Very truly yours,


                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation

                                    /s/ Wilson Sonsini Goodrich & Rosati